Exhibit 99.1

TIER REIT EXPANDS ITS AUSTIN PORTFOLIO
Adds 669,000 Square Feet of Existing Office Properties
With Additional Development Potential

AUSTIN, TEXAS (August 3, 2015) — TIER REIT, Inc. (NYSE: TIER) a Dallas-based real estate investment trust, announced today the acquisition of various assets within The Domain, a premier mixed-use development located in Northwest Austin. The transaction included the acquisition of two Class A, creative-space office buildings totaling 332,000 square feet and a partnership interest in two additional Class A office buildings totaling 337,000 square feet, as well as fee simple ownership of various land parcels totaling over 24 acres for future office development.

The Domain is a premier, high-density, mixed-use development encompassing office, Simon Property Group’s The Domain®, a shopping center featuring more than 100 upscale and mainstream retail stores, local retail merchants, entertainment, hospitality and multifamily properties all situated in a beautiful park-like setting. The Domain is located at the geographic center of Austin and provides exceptional access to all areas of the city. The urban infill development acts as Austin’s ‘second downtown,’ attracting employers and employees to a vibrant neighborhood.

“The Domain attracts Austin area residents and workers for its live-work-play attributes. This master planned development has been highly successful and continues to expand with new office space, additional outdoor street-scape retail shopping and multifamily housing. We are very excited about this opportunity to own office space within The Domain and the opportunity to grow our Austin presence in this prominent area through future development of the land parcels,” said Bill Reister, Chief Investment Officer and Executive Vice President of TIER REIT.

This multi-property acquisition significantly expands the Company’s Austin portfolio. Combining The Domain assets with the recently announced investment in a future office development project in the heart of downtown Austin, and the existing 620,000 square-foot Terrace Office Park in the southwest submarket, the TIER REIT portfolio now encompasses more than 1.1 million square feet of existing office space and 2.1 million square feet of potential future office development.

“The Domain acquisition fits perfectly into our Austin strategy of owning and developing best-in-class office properties in our targeted Austin submarkets – Southwest, CBD and The Domain. Our Austin portfolio has the potential to grow through development to more than two million square feet over the next several years,” said Scott Fordham, Chief Executive Officer and President of TIER REIT. “The opportunity for creating additional value makes this acquisition very compelling compared to other current investment opportunities.”
About TIER REIT, Inc.
TIER REIT, Inc. is a self-managed, Dallas, Texas-based real estate investment trust focused on maximizing total return to stockholders through the combination of stock appreciation and income derived from a sustainable distribution. TIER REIT’s investment strategy is to acquire, develop and operate a portfolio of best-in-class office properties in select U.S. markets that consistently lead the nation in population and office-using employment growth. For more information on TIER REIT, please visit www.tierreit.com or call 972.483.2400.
TIER REIT, Inc.
Kelly Sargent, 972-483-2460
ksargent@tierreit.com
Source: TIER REIT, Inc.